                                                                      Exhibit 14


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-140769 on Form N-14 under the Securities Act of 1933, of our reports dated January 11, 2007, relating to the Annual Reports of Van Kampen Trust for Investment Grade Municipals and Van Kampen Trust for Investment Grade Florida Municipals, for the year ended October 31, 2006, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Form of Agreement and Plan of Reorganization" included in the Statement of Additional Information.



/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 23, 2007